SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 31, 2006

AVVAA WORLD HEALTH CARE PRODUCTS INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	000-31611	88-0395714
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

PO Box 459 1710 Shuswap Ave, Lumby BC Canada V0E 2G0

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(250) 547-2048

(ISSUER TELEPHONE NUMBER)

NONE

(FORMER NAME AND ADDRESS)

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2006, we completed a financing agreement for $2,000,000 with private investors (the “Investors”). Under the terms of the agreement, of such amount, $700,000 was funded on the Closing Date, $600,000 shall be funded on the date the registration statement is filed, pursuant to the Registration Rights Agreement (as defined below), with the United States Securities and Exchange Commission (“SEC”), and $700,000 shall be funded on the date the Registration Statement is declared effective by the SEC. We issued to the Investors secured convertible notes totaling $2,000,000 with a 6% interest rate and a maturity date of March 31, 2009. The notes are convertible into our shares of common stock at 50% of the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading day period ending one trading day prior to the date a conversion notice is sent to us. The applicable conversion percentage changes to 55% if the Registration Statement is filed on or before the Filing Date; and 60% if the Registration Statement is declared effective by the Effectiveness Deadline. The Convertible Debentures are secured by a lien on all of the Company’s assets pursuant to the Security Agreement and the Intellectual Property Security Agreement entered into with the Investors.

Pursuant to the funding transaction, we also granted the Investors the right to purchase an aggregate of 36,000,000 shares of Common Stock (the “Warrants”), of which warrants to purchase 26,000,000 shares were issued on the Closing Date, and warrants to purchase 10,000,000 shares shall be issued within five (5) business days of the date the registration statement is filed with the SEC. The warrants are exercisable for a period of seven years from the date of issuance, which is March 31, 2006. The exercise price per share under the warrant is $0.16 per share, and the shares issuable upon exercise of the warrant are to be included in the registration statement.

Pursuant to the terms of a Registration Rights Agreement, we are required to register the shares underlying the Convertible Debentures, as well as the shares to be issued pursuant to the Warrant within 45 days from the Closing Date and are required to have the registration statement declared effective within 120 days from the Closing Date. In the event that the registration statement is not filed or declared effective within these time limits, we may be deemed in default under the agreements and subject to liquidated damages in the amount of 2% of the entire funding amount per month.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial statements of business acquired:

None

(b)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AVVAA World Health Care Products Inc.

By: /s/ Jack Farley
Jack Farley
Chief Executive Officer

Dated: April 5, 2006